Exhibit 10.12
PRIVILEGED AND CONFIDENTIAL
SEVERANCE, CONFIDENTIALITY AND NON-COMPETE AGREEMENT
          This SEVERANCE, CONFIDENTIALITY AND NON-COMPETE AGREEMENT (this “Agreement”) is entered into as of this 17th day of October, 2005 (the “Effective Date”), by and among DigitalGlobe, Inc. a Delaware corporation (the “Company”) and Walter Scott, Executive Vice President, Chief Technical Officer and NextView Program Manager (the “Executive”).
          WHEREAS, the Executive is currently employed as a senior executive of the Company.
          WHEREAS, the Board of Directors of the Company and the Executive desire that the Company and the Executive enter into the arrangements set forth in this Agreement with respect to the Executive’s employment with the Company for the two-year period from and after the Effective Date.
          NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:
          1. Supersedes other Agreements and Severance Plans. From and after the Effective Date, this Agreement shall replace, supersede and be in lieu of, any employment agreement and/or all other severance arrangement(s) to which the Executive is or was a party, or to which the Executive is or was subject or could receive severance benefits under, including the Company’s severance plans and policies. Notwithstanding the foregoing, nothing contained in this Agreement shall alter, diminish or otherwise affect in any way Executive’s rights, benefits and entitlements under the Sale Bonus Plan adopted June 1, 2004, or with respect to or in connection with any stock option incentive plans.
          2. Term. The term of this Agreement shall commence on the Effective Date and shall conclude on the second (2nd) anniversary of the Effective Date or such earlier date as the Executive’s employment is terminated pursuant to Section 4 (the “Term”). After the Term, all obligations and rights under this Agreement shall prospectively lapse except the Executive’s ongoing confidentiality, etc. obligations under Section 3, which shall survive the termination of this Agreement indefinitely (except as otherwise specifically stated in such provision) and the Executive’s ongoing non-competition, etc. obligations under Section 5, which shall survive for 12 months after the Term.
          3. Confidentiality; Work Product.
          (a) Confidentiality. The Executive acknowledges that the information, observations and data obtained by the Executive concerning the business and affairs of the Company and the Company’s corporate parents, subsidiaries and affiliated companies, including all of their predecessors and successors (the “Company Group”), during the course of the

Executive’s performance of services for, or employment with, any of the foregoing persons (whether prior to, on, or after the Effective Date) are confidential and are the property of the Company and the Company Group, including information concerning acquisition opportunities in or reasonably related to the business or industry of the Company and the Company Group of which the Executive is aware as of the date hereof, or becomes aware during such period. Therefore, the Executive agrees that he will not at any time (during or after employment) disclose to any unauthorized person or, directly or indirectly, use (including for the Executive’s own account) any of such information, observations, data or any Work Product (as defined below) or Copyrightable Work (as defined below) without the Board’s consent, unless and to the extent that the aforementioned matters have become generally known to and available for use by the general public other than as a direct or indirect result of the Executive’s acts or omissions to act. The restrictions in the previous sentence shall never lapse as to trade secrets, but shall lapse as to non-trade secrets three years after the Term. The Executive agrees to deliver to the Company at the termination of the Executive’s employment, or at any other time the Company may request in writing (whether during or after the Term), all memoranda, notes, plans, records, reports and other documents, regardless of the format or media (and copies thereof), relating to the business of the Company and the Company Group and their predecessors (including, without limitation, all acquisition prospects, lists and contact information) which the Executive may then possess or have under the Executive’s control.
          (b) Intellectual Property. The Executive acknowledges that all inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, trade secrets, know-how, ideas, computer programs, and all similar or related information (whether or not patentable) that relate to the actual or anticipated business, research and development or existing or future products or services of the Company and the Company Group that are conceived, developed, made or reduced to practice by the Executive during the course of the Executive’s performance of services for, or employment with, the Company and the Company Group (whether prior to, on or after the Effective Date) (“Work Product”) belong to the Company and the Executive hereby assigns, and agrees to assign, all of the Executive’s rights, title and interest in and to the Work Product to the Company. Any copyrightable work (“Copyrightable Work”) prepared in whole or in part by the Executive in the course of the Executive’s work for any of the foregoing entities shall be deemed a “work made for hire” under the copyright laws, and the Company shall own all rights therein.
          4. Severance upon Certain Termination Events.
          (a) By the Company for Cause; By the Executive. If the Company terminates the Executive’s employment with the Company during the Term for Cause, or if the Executive terminates his employment with the Company during the Term, the Company shall promptly pay to the Executive after the date of such termination any of the Executive’s accrued but unpaid base salary through the date of termination and all other accrued but unpaid amounts, if any, which the Executive has accrued and is entitled to as of the date of termination. Other than pursuant to Company employee benefit plans and any stock option incentive plans, if applicable, the Company shall have no further obligations to the Executive under this Agreement or otherwise.
          (b) By the Company Without Cause and Resignation for Good Reason. If the Company terminates the Executive’s employment with the Company during the Term other than for Cause or the Executive resigns for Good Reason, then the Company shall continue to pay to the Executive his monthly base salary, at the highest rate in effect between the date this Agreement was signed and the date of the Executive’s termination of employment, as and when such base salary payments otherwise would have been payable to the Executive had the Executive’s employment with the Company continued, for a period of twelve (12) consecutive months immediately following the date of such termination, subject to all applicable taxes and withholdings, and subject to the last sentence of this Section 4(b). In addition, the severance payments shall include the amount of any regular annual bonus which Executive would have earned or been entitled to had he remained an employee through the period severance is payable, based on Executive’s total targeted bonus compensation for the period during which severance is payable. In addition, the severance payments shall include the amount of any commission payments which the Executive would have earned for sales that were closed prior to the Executive’s termination of employment and actually invoiced prior to twelve (12) months following the Executive’s termination of employment; however, any severance payments that otherwise would be payable under this Agreement shall be reduced by the amount of any adjustments to such commissions that would have been made had the Executive remained an employee through the period severance is payable (e.g., on account of chargebacks or nonpayment). In addition, the Company shall pay the Executive’s COBRA premiums for continuing any Company-provided group coverage subject to COBRA continuation through the period severance is payable to the extent the Executive is eligible for COBRA continuation coverage under the normal COBRA rules. In the event that the Executive is ineligible for COBRA continuation coverage, then instead of paying the COBRA premium, the Company shall pay directly to the Executive an amount equal to what the COBRA premiums would have been had the Executive been eligible for COBRA continuation coverage. It shall be an express condition of the Executive’s receipt of the payments set forth above in this Section 4(b) that the Executive execute a release in favor of the Company and the Company Group (and all other relevant individuals as determined by the Company) at the time of his termination of employment without Cause, substantially in the form attached as Exhibit “A,” which the parties agree may be modified to reflect changes in applicable law, and that such release become irrevocable. For purposes of this subparagraph, “Good Reason” means: (1) a detrimental change in Executive’s title, (2) an involuntary and material reduction in Executive’s base salary or other bonus or compensation potential, or an involuntary and material reduction in Executive’s material benefits, except to the extent that substantially all other executive officers are similarly affected by any such reductions, (3) the relocation of Executive to a facility more than 35 miles distant from the Company’s current offices in Longmont, CO, except that no relocation shall be considered Good Reason if it is to the Company’s then-current headquarters, or (4) any failure of the Company to obtain the assumption of this agreement by a successor or assign of the Company to which Executive’s employment is transferred. However, an event that is or would constitute Good Reason shall cease to constitute Good Reason if: (1) the Executive does not actually terminate employment within 60 days after the event occurs; or (2) the Company reverses the action or cures the default that constitutes Good Reason within 30 days after the Executive notifies it in writing that Good Reason exists. Continued severance payments and benefits under this Section 4(b) are conditioned on the Executive’s continued adherence with Sections 3 and 5 of this Agreement, and such payments and benefits shall automatically terminate if the Executive violates Section 3 or 5. In addition to the payments described above, the Company shall promptly pay to the Executive after the date of termination any of the Executive’s accrued but unpaid base salary through the date of termination and all other accrued but unpaid amounts, if any, which the Executive has accrued and is entitled to as of the date of termination that are not set forth above. Other than as set forth herein and under Company employee benefit plans and any stock option incentive plans, if applicable, the Company shall have no further obligations to the Executive under this Agreement or otherwise.
          (c) Definition of Cause. “Cause” means (i) the Executive’s indictment, conviction of, or plea of nolo contendere to, a felony or a crime involving moral turpitude or the Executive’s commission of any other act or omission involving dishonesty, fraud or malfeasance; (ii) the Executive’s substantial failure to perform duties of the office held by the Executive as reasonably directed by the Company, if such failure is not cured within thirty days after the Executive receives notice thereof; (iii) gross negligence or willful misconduct in the performance of the Executive’s duties; (iv) the Executive’s death or permanent disability during the Term; or (v) the Executive’s willful breach of any of the covenants contained in this Agreement.
          5. Noncompetition and Nonsolicitation.
          (a) Noncompetition. The Executive acknowledges that in the course of his employment with the Company, both prior to and on and after the Effective Date, the Executive has and will continue to become familiar with trade secrets and other confidential information, and that the Executive’s services will be of special, unique and extraordinary value to the Company and the Company Group. The Executive acknowledges that the covenants provided by him in this Section 5 provide the most substantial and material consideration for the Company to enter into this Agreement and, but for the covenants contained in this Section 5, the Company would not have entered into this Agreement with the Executive. Therefore, in consideration for the benefits provided to the Executive under this Agreement, the Executive agrees that (i) during the Executive’s employment with the Company during the Term, and (ii) for twelve months following the Executive’s termination of employment with the Company for any reason (the “Restricted Period”), the Executive shall not, directly or indirectly, own, manage, control, participate in, consult with, render services for, be employed by, or in any manner engage in, or assist any other person, firm, corporation, entity or enterprise in engaging or being engaged in a substantially similar business as, or a business directly competing with, the principal businesses of the Company or the Company Group, in any geographic area within the United States of America; provided, however, that passive investments by the Executive amounting to less than two percent of the voting equity and the value of a business shall not be prohibited hereby.
          (b) Nonsolicitation. During the Restricted Period, the Executive shall not directly or indirectly through another entity (i) induce or attempt to induce any employee or former employee or consultant of the Company or the Company Group to leave the employ or service of such employer, or in any way interfere with the relationship between any such employer and any employee thereof; or (ii) induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or the Company Group to cease doing business with the Company or the Company Group, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or the Company Group.

          (c) Enforcement.
               (i) Reasonable Restrictions. The Executive acknowledges and agrees that the restrictions set forth in this Section 5 are reasonable and necessary, in view of the nature of the Company’s business, and in order to protect the legitimate interests of the Company. The Executive acknowledges and agrees that any violation of the restrictions set forth in this Section 5 would result in irreparable injury to the Company and the Company Group. In addition, the Executive fully understands and acknowledges that, but for the covenants provided by him in this Section 5, the Company would not have entered into this Agreement with the Executive. The Executive agrees not to challenge the reasonableness and/or the enforceability of the restrictions contained in this Section 5 for any reason.
               (ii) Reformation; Equitable Relief. If, at the time of enforcement of this Section 5, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law. If the provisions of this Section 5 shall be deemed illegal in any jurisdiction, the provisions in this Section 5 shall be deemed ineffective within such jurisdiction. Because the Executive’s services are unique, and because the Executive has access to confidential information, the parties hereto agree that money damages would be an inadequate remedy for any breach of any provision of this Agreement. Therefore, in the event of a breach or threatened breach by the Executive of any provision of this Agreement, the Company may, in addition to other rights and remedies existing in its favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, recovery of money damages from the Executive.
          6. Severability. The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.
          7. Assignment. The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets of the Company, and/or any similar event or transaction, with respect to any successor or other corporation, person or entity, in which case any reference to the Company shall be deemed a reference to such successor or other entity. The transfer of Executive’s employment to any such entity or any member of the Company Group shall not constitute a termination of employment for purposes of this Agreement.
          8. Binding Effect. Subject to the provisions hereof regarding assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.
          9. Amendment; Waiver. This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto. Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.
          10. Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.
          11. Governing Law. This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of New York (but not including the choice of law rules thereof).
          12. Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive and supersedes the any other employment agreement of Executive upon commencement of the Term, there being no representations, warranties or commitments between the parties except as set forth herein.
          13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.
          IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

DigitalGlobe, Inc.		Executive

By:	/s/ Bettina Eckelre	/s/ Walter Scott

	Name:	Walter Scott
	Title:	Executive Vice President, Chief Technical Officer and NextView Program Manager

PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT
EarthWatch Incorporated
1900 Pike Road
Longmont, CO 80501-6700
Gentlemen:
          The following confirms an agreement between me and EarthWatch Incorporated, a Colorado corporation (the “Company,” which term includes the Company’s subsidiaries, successors and assigns), which is a material part of the consideration for my employment by the Company:
     1. “Proprietary Information” is information that was or is developed by, became or becomes known by, or was or is assigned or otherwise conveyed to the Company, and which has value in the Company’s business. Proprietary Information includes, without limitation, trade secrets, financial information, product plans, customer lists, marketing plans and strategies, forecasts and other business information, improvements, inventions, formulas, ideas, circuits, mask works, works of authorship, processes, computer programs, algorithms, techniques, schematics, know-how and data. I understand that my employment creates a relationship of confidence and trust between me and the Company with respect to Proprietary Information of the Company or its customers, suppliers, licensors or other third parties which may be learned by me during the period of my employment.
     2. In consideration of my employment by the Company and the compensation received by me from the Company from time to time, I hereby agree as follows:
          (a) All Proprietary Information and all patents, copyrights, trade secret rights, rights with respect to mask works and other rights (including throughout, without limitation, any extensions, renewals, continuations or divisions of any of the foregoing) in connection therewith shall be the sole property of the Company. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information, patents, copyrights, trade secret rights, rights with respect to mask works and other rights (including throughout, without limitation, any extensions; renewals, continuations or divisions of any of the foregoing) in connection therewith. At all times, both during my employment by the Company and after its termination, I will keep in confidence and trust and will not use or disclose any Proprietary Information or anything relating to it or secret or confidential information or technology of third parties to whom Company has obligation of confidence without the written consent of the Company, except as may be necessary or required in the ordinary course of performing my duties to the Company.
          (b) In the event of the termination of my employment by me or by the Company for any reason, I shall return all documents, records, apparatus, equipment and other physical property, or any reproduction of such property, whether or not pertaining to Proprietary Information, furnished to me by the Company or produced by myself or others in connection with my employment, to the Company immediately.

          (c) I will promptly disclose to the Company, or any persons designated by it, all “Inventions”, which includes all improvements, inventions, formulas, ideas, circuits, mask works, works of authorship, processes, computer programs, algorithms, techniques, schematics, know-how and data, whether or not patentable, made or conceived or reduced to practice or developed by me, either alone or jointly with others, during the term of my employment and for one (1) year thereafter. To the extent that I believe the Company does not have rights to assignment of such invention, I will promptly notify the Company of such belief and provide written evidence to substantiate that belief. To the extent the Company does not have rights therein hereunder, such disclosure shall be received by the Company in confidence and does not extend the assignment made in Section (e) below.
          (d) During the term of my employment and for one (1) year thereafter, I will not directly or indirectly encourage or solicit any employee of the Company to leave the Company for any reason or to devote less than all of any such employee’s efforts to the affairs of the Company, provided that the foregoing shall not affect any responsibility I may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.
          (e) I agree that all Inventions which I make, conceive, reduce to practice or develop (in whole or in part, either alone or jointly with others) during my employment shall be the sole property of the Company to the maximum extent permitted and to the extent permitted by law shall be “works made for hire”. The Company shall be the sole owner of all patents, copyrights, trade secret rights, rights with respect to mask works and other intellectual property or other rights in connection therewith. I hereby assign to the Company any rights I may have or acquire in such Inventions. I agree to perform, during and after my employment, all acts deemed necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining and enforcing patents, copyrights, trade secret rights, rights with respect to mask works or other rights on such Inventions and/or any other Inventions I have or may at any time assign to the Company in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorneys-in-fact to act for and in my behalf and instead of me, to execute and file any applications or related filings and to do all other lawfully permitted acts to further the prosecution and issuance of patents, registration of copyrights, and rights with respect to mask works and protection of trade secret rights or other rights thereon with the same legal force and effect as if executed by me.
          (f) I attach hereto a complete list of all Inventions or improvements to which I claim ownership and that I desire to remove from the operation of this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions and improvements at the time of signing this Agreement.
          (g) I represent that my performance of all the terms of this Agreement will not breach any agreement or obligation to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith or in conflict with my employment with the Company.

     3. In consideration of the foregoing, the Company agrees that it will not request as part of my employment that I divulge or make use of confidential information of any of my former employers that has commercial value to the business of the former employer who developed such information.
     4. This Agreement shall be effective as of the first day of my employment by the Company, and shall be binding upon me, my heirs, executors, assigns, and administrators and shall inure to the benefit of the Company, its subsidiaries, successors and assigns.
     5. If any term of this agreement is determined to be unenforceable, such provision shall not affect the enforceability of the remainder of the Agreement.
Dated: 12/4/1995

/s/ Walter Scott		[Employee signature]

/s/ Walter Scott		[Employee name]

Accepted and Agreed to: EarthWatch Incorporated
By	/s/ Barbara Keller

EXHIBIT A
EarthWatch Incorporated
1900 Pike Road
Longmont, CO 80501-6700
Gentlemen:
          1. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment by EarthWatch Incorporated (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment by the Company that I desire to remove from the operation of the Company’s Proprietary Information and Inventions Agreement.
☒   No inventions or improvements.
☐    See below:
☐   Additional sheets attached.
          2. I propose to bring to my employment the following materials and documents of a former employer:
☒   No materials or documents.
☐   See below:

/s/ Walter Scott	, Employee

EXHIBIT B
§2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.
     (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
          (1) Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.
          (2) Result from any work performed by the employee for the employer.
     (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

DigitalGlobe, Inc.
2007 SUCCESS SHARING PLAN
PART I. PLAN DESCRIPTION
A.	THE PLAN
1) Purpose and Objectives. This document sets forth the DigitalGlobe, Inc. 2007 Success Sharing Plan (the “Plan”) for eligible, non-commissionable Directors, Senior Directors, and Vice Presidents. A key component of business strategy of DigitalGlobe, Inc. (the “Company”) is to provide incentives to attract and retain outstanding employees. The Plan is designed to recognize overall company success, departmental and team contributions, as well as to reward individual contributions. By paying competitive base salaries and providing the opportunity for an additional incentive bonus, the Company targets total cash compensation that is aggressive relative to the market.

2) Participant Eligibility. An employee shall be eligible to participate in this Plan (and thus be a “Participant”) if the Company classifies the individual as (i) having been employed with the Company on or before October 1, 2007 as a full-time non-commissionable Director, Senior Director, or Vice President of the Company; (ii) employed by the Company on the bonus payment date and as not having given notice of intent to terminate employment (any employee who terminates employment with the Company or provides notice of intent to do so before bonus payments are made is not eligible to receive a bonus); and (iii) having been notified by the Company in writing of his or her participation in the Plan.
(a) Employees Hired Or Promoted During 2007 Plan Year. Employees who are hired, or promoted to a Plan-eligible position, after January 1, 2007 and who are selected for Plan participation by the Company will be eligible for a prorated bonus, prorated for the duration of their Plan participation during 2007. Employees hired or promoted to an otherwise Plan-eligible position after October 1, 2007 are not eligible to participate in the Plan.

(b) Change in Employment Status. In certain situations, employment status may change mid-year from an otherwise eligible position to a non-eligible position (such as a transition from full-time to part-time, change in employment classification, leaves of absence, etc.). Under these circumstances, the employee may continue to be eligible for a prorated bonus, prorated for the period of their Plan participation during 2007. The Company, however, at its sole discretion, may elect to not permit continued participation in the Plan for such employee and, consequently, he or she may not be entitled to any bonus under the Plan.
3) Participant Ineligibility. No employee shall be eligible to receive a bonus under the Plan if (i) he or she is not employed in good standing by the Company on the bonus payment date; (ii) he or she has competed with the Company’s business during employment with the Company or made plans to do so; or (iii) he or she has breached any agreement with the Company or any Company policy.

4) Plan Termination or Amendment. The Plan will be in effect from January 1, 2007 through December 31, 2007, or such earlier date as the Plan is terminated. No additional notice of Plan termination is necessary. However, the Company reserves the right to implement a new incentive bonus plan or renew this Plan for future periods. Any such action shall be in writing and signed by the Company’s Compensation Committee or the Board of Directors. The Company reserves the right to amend or discontinue this Plan at any time. The Plan may only be amended in writing by the Company’s Compensation Committee or the Board of Directors. Participation in this Plan is not a guarantee of participation in future Company incentive plans.

5) Scope. To ensure that our management teams are focused on common goals, all Participants are on the same basic plan.
B.	BONUSES

Participant Classification	Bonus Milestones	Total Cash	Total Options

Directors and Senior Directors	FOC Bonus 1)	0%	7.5%
	EBITDA Bonus Achievement @ 100% 2)	15%	7.5%

Vice Presidents and above	FOC Bonus 1)	0%	12.5%
	EBITDA Bonus Achievement @ 100% 2)	25%	12.5%
1) FOC Bonus. In the event that the Company’s WV-1 satellite reaches Full Operational Capability (“FOC”) on or before October 31, 2007, as determined by the Company in its sole discretion, each Participant will be eligible to receive a FOC Bonus (“FOC Bonus”) in the form of stock options with a Black Scholes value (as determined by the Company in its sole discretion) as of the date of grant equivalent to the target percentage of the Participant’s Base Salary, subject to pro ration, as described above. In the event the launch is delayed for reasons outside the Company’s control but occurs in 2007, then the FOC Bonus will be payable as set forth herein if FOC is achieved within 60 days of launch of the WV-1 satellite, as determined by the Company in its sole discretion.

2) EBITDA Bonus. In addition to the FOC Bonus payable in connection with the WV-1 satellite reaching FOC set forth in 1), an EBITDA Bonus (“EBITDA Bonus”) will be payable if the Company reaches certain EBITDA targets in 2007. The target EBITDA bonus (“Target EBITDA Bonus”) for each Participant classification is set forth below and is based on a 2007 Company EBITDA target of $54.25 million (“Target EBITDA”).[1]

[1]	“The original EBITDA target of $55.2 million is reduced by $950,000 to reflect the change in accounting for certain overhead costs associated with WV1 activities that resulted in a reclassification of those costs from Capital Expenditures to Operating Expense.”

The actual amount of a Participant’s Bonus based on EBITDA, if any, will be calculated as described below.

% of TARGET EBITDA	Less than 90% of	At 90% of Targeted	100% of Targeted	At 140% of Targeted
ACHIEVED	Targeted EBITDA	EBITDA	EBITDA	EBITDA

EBITDA (in millions)	Less than $48.73	$48.73	$54.25	$76.33

EBITDA Bonus	0%	50%	100%	Maximum bonus
(as a percentage of the Target				of 200%
EBITDA Bonus)
Calculation. If the Company achieves between 90% and 100% of Target EBITDA, every 1% increase in EBITDA achievement will increase the EBITDA Bonus payable by 5%. For example, if the Company achieves 93% of Target EBITDA, the EBITDA Bonus payable would be 65% of the Target EBITDA Bonus. If the Company achieves between 100% and 140% of the Target EBITDA, every 1% increase in achievement will increase the EBITDA Bonus payable by 2.5%. For example, if the Company achieves 115% of the Target EBITDA, the EBITDA Bonus payable would be 137.5% of the Target EBITDA Bonus. The maximum total EBITDA Bonus payable under this Plan is 200% of the Target EBITDA Bonus (Cash and Stock Options), payable upon achievement of 140% of the EBITDA Target (i.e., $125,000 in cash and an EBITDA Bonus stock option with a Black-Scholes value of $62,500 in the event of a base salary of $250,000).
3) Bonus Payment. Any Bonus will be paid as described above no later than March 15, 2008. For the 2007 Plan Year, the stock option components of the Bonus will be paid as follows:
(a) The Bonus stock options will vest 50% upon grant with the remaining options vesting in 24 equal monthly installments thereafter, subject to the Participant’s continued employment with the Company.

(b) The strike price will be the per share fair market value of company common stock at the time of the option grant as determined by the Company in its sole discretion.

(c) The Bonus stock options will be granted pursuant to the Company’s 2007 Employee Stock Option Plan and subject in all respects to the terms and conditions of such plan and related documents.
4) Definitions.
(a) “Base Salary” means an employee’s straight time rate of pay, calculated on an annual basis, in effect on the date the employee’s Plan participation commences as determined by the Company in its sole discretion. Base Salary does not include pay for commissions, overtime, shift differential, or any other premiums, bonuses, or incentive compensation or expense reimbursements, etc.

(b) “Bonus” means the actual amount to be paid to a Participant under the terms of this Plan, which may include the FOC Bonus and the EBITDA Bonus.

(c) “EBITDA” means (a) consolidated Net Income of the Company for calendar year 2007 minus, (b) to the extent added to determine such consolidated Net Income, the sum of (1) non-cash revenue representing amortization of pre-FOC payments made to DG by NGA for the construction of WV-1, (2) interest income, and (3) any extraordinary or unusual gains or other gains not incurred in the ordinary course of business, in each case determined by the Company in its sole discretion plus, (c) to the extent deducted to determine such consolidated Net Income, the sum of (1) depreciation expense, (2) interest expense, (3) amortization expense, (4) tax expense, and (5) any extraordinary or unusual losses or other losses not incurred in the ordinary course of business in each case determined by the Company in its sole discretion.

(d) “Net Income” means the consolidated Net Income of the Company and its subsidiaries for calendar year 2007 as determined by the Company in accordance with Generally Accepted Accounting Principles.
PART II. MISCELLANEOUS
A.	PLAN ADMINISTRATION
The Company is responsible for the general administration and management of the Plan and shall have all powers and duties necessary to fulfill its responsibilities including, but not limited to, the discretion to interpret and apply the Plan and to determine all questions relating to eligibility for benefits. The Company and its delegates shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any fashion they deem to be appropriate in their sole and absolute discretion, and to make any findings of fact needed in the administration of the Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.
B.	DRAFTING ERRORS
If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Company in its sole and absolute discretion, the provision shall be considered ambiguous and shall be interpreted by the Company and its delegates in a fashion consistent with its intent, as determined in the Company’s sole and absolute discretion.

C.	ENTIRE STATEMENT
The Plan, including all documentation referred to herein, is a complete and exclusive statement of the agreement between the parties relating to this subject matter. This Plan supersedes all prior communications, oral or written, concerning this subject matter. Any provision of the Plan that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
D.	NO EMPLOYMENT AGREEMENT
This Plan is not to be construed as an employment agreement and in no way limits the right of the Company to terminate the employment of any Participant at any time, with or without cause. Each Participant’s employment with the Company is, and continues to be, “at-will” with either party having the right to terminate the employment relationship at any time, with or without cause or advance notice. By Participating in the Plan, each Participant acknowledges his or her at-will employment status and that such at-will status only may be changed by a written document signed by the Participant and the Company’s CEO. Except to the extent governed by federal law, the Plan is governed by the laws of the State of Colorado, excluding choice of law principles.
E.	ISSUE RESOLUTION
In the event that there is a dispute between the Company and a Participant over any compensation alleged to be due including, but not limited to, disputes concerning the Participant’s Bonus, the Participant must immediately bring such dispute to the attention of the Vice President, Human Resources. The Participant and the Vice President, Human Resources shall use their commercially reasonable efforts to resolve any such dispute on an informal basis. In the event that such dispute cannot be resolved on an informal basis, the Participant must arbitrate any controversy or claim in accordance with the Dispute Resolution Agreement, a copy of which is attached as Appendix A, which the Participant must sign as a precondition to Plan participation.
F.	TAX WITHHOLDINGS
The Company may withhold from any payments made under this Plan all applicable taxes and other withholdings including, but not limited to, Federal, state and local income, employment and social insurance taxes, as it determines are required or permitted by law. All amounts paid to Participants under this Plan will be treated as compensation, and each Participant agrees to such treatment by accepting a payment under the Plan. The Company cannot guarantee the tax treatment of any payments under the Plan and each Participant agrees that he or she, and not the Company, shall be liable for any excise taxes, penalties, or interest imposed on the Participant.

G.	SOURCE OF PLAN ASSETS
The Plan shall be unfunded. Payments under the Plan shall be made from the general assets of the Company. To the extent any Participants have any right to payments under the Plan, such Participants shall be general unsecured creditors of the Company. No Participant shall have any right, title, claim or interest in or with respect to any specific assets of the Company or any of its affiliates in connection with the Participant’s participation in the Plan
H.	PARTICIPANT WARRANTIES
By participating and receiving the benefits of the Plan, each Participant acknowledges and agrees that: (i) the Participant has read and understood the terms and conditions specified in the Plan; (ii) the terms and conditions specified in the Plan are fair and reasonable; (iii) neither the Company nor any person acting on its behalf has made any representation or other inducement to the Participant to enter into the Plan, except for the representations or inducements expressly set out in the Plan; (iv) the Participant has not entered into the Plan in reliance on any representation or inducement by or on behalf of the Company (nor any person acting on its behalf) or any other party, other than representations or inducements expressly set out in the Plan; and (v) no person, other than the Company’s Compensation Committee or the Board of Directors, has the authority to interpret this Plan and the Participant shall not rely on any interpretation, representation or inducement by or on behalf of the Company unless it is in writing and signed by a member of the Company’s Compensation Committee or the Board of Directors.
DigitalGlobe, Inc. 2007 Success Sharing Plan
Participant Acknowledgement
The following Participant has reviewed a copy of the DigitalGlobe, Inc. 2007 Success Sharing Plan and hereby acknowledges and agrees to its terms, which are incorporated by reference as though fully set forth herein.

Date: 6/6/07	Signature:	/s/ Walter Scott

	Name:	/s/ Walter Scott

APPENDIX A
DISPUTE RESOLUTION AGREEMENT
DigitalGlobe, Inc. (the “Company”) and I expect to treat each other in a professional manner. By doing so, we believe that we will be able to resolve any disagreement by sitting down and discussing the matter, respectfully listening to the other side’s concerns, and working together to find a solution to the problem. In the event that we fail to resolve any legally actionable dispute through this method, we understand that litigation is a costly and time-consuming process, and agree that we will exclusively resolve that dispute by binding arbitration. We understand that this agreement to arbitrate covers all disputes that the Company may have against me, or that I might have against the Company or its related entities or employees, including those that relate to my employment or termination of employment (for example claims of unlawful discrimination or harassment) or any compensation or bonus plans.
The arbitration will be conducted by an impartial arbitrator experienced in employment law (mutually selected from either the JAMS panel of arbitrators) in accordance with JAMS then-current employment arbitration rules (except as otherwise provided in this agreement). We waive the right to institute a court action, except for requests for injunctive relief pending arbitration, and understand that we are giving up our right to a jury trial. The arbitrator’s award and opinion shall be in writing and in the form typically rendered in labor and employment arbitrations.
To the extent permitted by applicable law, the fees and costs of the arbitrator shall be shared equally. If not permitted by applicable law, the Company shall pay the fees and costs of the arbitrator. Each of us shall be responsible for our own attorneys’ fees and costs; however, the arbitrator may award attorneys’ fees and arbitrator’s fees to the prevailing party, if permitted by applicable law. This arbitration agreement does not prohibit either of us from filing a claim with an administrative agency (e.g., the EEOC), nor does it apply to claims for workers’ compensation or unemployment benefits, or claims for benefits under an employee welfare or pension plan that specifies a different dispute resolution procedure. The arbitration shall take place in the city in which I was last employed, unless we agree otherwise. This agreement can only be changed or modified by a written agreement signed by both parties and shall continue in existence indefinitely.

DigitalGlobe, Inc.		Participant Name

Signature:		Signature:	/s/ Walter Scott

Name:

Title:

Date:		Date: 6/6/07